Exhibit 10.3

MINERVA NEUROSCIENCES, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(INDUCEMENT GRANT OUTSIDE OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN)

As an inducement material to Participant’s entering into employment with Minerva Neurosciences, Inc. (the “Corporation”), the Corporation hereby awards to the individual named below (the “Participant”) a Restricted Stock Unit Award for the number of shares of the Corporation’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is granted outside of the Corporation’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) but is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”) and in the Plan (as if it had been granted under the Plan) and the Restricted Stock Unit Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:	Rick Russell
Date of Grant:	December 11, 2017
Grant Number:	10
Vesting Commencement Date:	December 11, 2017
Number of Restricted Stock Units/Shares:	40,000

Vesting Schedule:	The Restricted Stock Units shall vest in four equal annual installments on each of the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s Service through such dates.

In addition, the Restricted Stock Units may be eligible for accelerated vesting if and to the extent provided in the Participant’s individual employment or service agreement with the Corporation.

Issuance Schedule:	Subject to any adjustment pursuant to Section 1.5(h) of the Plan, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Mandatory Sale To
Cover Withholding Taxes:	As a condition to acceptance of this award, to the fullest extent permitted under the Plan and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the shares subject to the Award as determined in accordance with Section 11 of the Award Agreement and the remittance of the cash proceeds to the Corporation. Under the Award Agreement, the Corporation is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes and tax related items is imposed by the Corporation on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Corporation regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award with the exception, if applicable, of (i) the written employment agreement or offer letter entered into between the Company and Participant specifying the terms that should govern this specific Award (the “Employment Agreement”) and (ii) any compensation recovery or “clawback” policy that is adopted by the Corporation or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

MINERVA NEUROSCIENCES, INC.	PARTICIPANT

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS: Award Agreement and Amended and Restated 2013 Equity Incentive Plan

MINERVA NEUROSCIENCES, INC.

INDUCEMENT GRANT OUTSIDE OF

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Award Agreement”) and in consideration of your services, Minerva Neurosciences, Inc. (the “Corporation”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. The Award is granted in compliance with NASDAQ Listing Rule 5634(c)(4) as a material inducement to you entering into employment with the Corporation. The Award is granted outside of, but subject to the terms of, the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) and other relevant Plan provisions as if the Award had been granted as a Restricted Stock Unit Award under Section 2.4 of the Plan, provided that for the avoidance of doubt, the shares of Common Stock issued under the Award shall not reduce and shall have no impact on the number of shares available for grant under the Plan. Capitalized terms not explicitly defined in this Award Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. GRANT OF THE AWARD. This Award represents the right to be issued on a future date one share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Corporation will credit to a bookkeeping account maintained by the Corporation for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award.

2. VESTING. Subject to the limitations contained herein and in your Employment Agreement, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Service. Except as otherwise provided in your Employment Agreement, upon such termination of your Service, the Restricted Stock Units/shares of Common Stock credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Corporation and you will have no further right, title or interest in or to such underlying shares of Common Stock.

3. NUMBER OF SHARES. The number of Restricted Stock Units/shares subject to your Award may be adjusted from time to time for events described in Section 1.5(h) of the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Plan Administrator, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Corporation has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Corporation determines that such receipt would not be in material compliance with such laws and regulations.

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5. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Notwithstanding the foregoing, by delivering written notice to the Corporation, in a form satisfactory to the Corporation, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement. In the absence of such a designation, your legal representative will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(a) Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b) Domestic Relations Orders. Upon receiving written permission from the Plan Administrator or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Corporation, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Corporation to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Corporation General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6. DATE OF ISSUANCE.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Award Agreement, in the event one or more Restricted Stock Units vests, the Corporation shall issue to you one share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) described in the Grant Notice (subject to any adjustment under Section 3 above). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Corporation in accordance with the Corporation’s then-effective policy on trading in Corporation securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and

(ii) either (1) Withholding Taxes do not apply, or (2) the Corporation decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to pay your Withholding Taxes in cash,

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then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Corporation’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d)

(c) The form of delivery of the shares of Common Stock in respect of your Award (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Corporation.

7. DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from an adjustment pursuant to Section 1.5(h) of the Plan; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8. RESTRICTIVE LEGENDS. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Corporation.

9. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Corporation by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Award Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10. AWARD NOT A SERVICE CONTRACT.

(a) Nothing in this Award Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Corporation or a Parent or Subsidiary; (ii) constitute any promise or commitment by the Corporation or a Parent or Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Award Agreement or Plan; or (iv) deprive the Corporation of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) The Corporation has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Subsidiaries at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of your Service, or the termination of Parent or Subsidiary status of your employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. This Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement, for any period, or at all, and shall not interfere in any way with the Corporation’s right to conduct a reorganization.

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11. WITHHOLDING OBLIGATIONS.

(a) On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Corporation in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Corporation or any a Parent or Subsidiary that arise in connection with your Award (the “Withholding Taxes”). Specifically, pursuant to Section 11(d), you have agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have irrevocably agreed to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer committed to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Corporation and/or its Parents or Subsidiaries. If, for any reason, such “same day sale” commitment pursuant to section 11(d) does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by applicable law at the applicable time, you hereby authorize the Corporation and/or the relevant Parent or Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to you by the Corporation or any Parent or Subsidiary; (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Corporation); or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your Restricted Stock Units with a fair market value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and, provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the prior approval of the Corporation’s Compensation Committee.

(b) Unless the tax withholding obligations of the Corporation and/or any Parent or Subsidiary are satisfied, the Corporation shall have no obligation to deliver to you any Common Stock or other consideration pursuant to this Award.

(c) In the event the Corporation’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Corporation’s withholding obligation was greater than the amount withheld by the Corporation, you agree to indemnify and hold the Corporation harmless from any failure by the Corporation to withhold the proper amount.

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(d) You hereby acknowledge and agree to the following:

(i) I hereby appoint such FINRA Dealer appointed by the Company for purposes of this Section 11(d) as my agent (the “Agent”), and authorize the Agent:

(1)	To sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which shares of Common Stock vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those Shares sufficient to generate proceeds to cover (A) the Withholding Taxes that I am required to pay pursuant to the Plan and this Award Agreement as a result of the Shares vesting (or being issued, as applicable) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(2)	To remit any remaining funds to me.

(ii) I hereby authorize the Corporation and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 11(d).

(iii) I understand that the Agent may effect sales as provided in this Section 11(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 11(d) due to (A) a legal or contractual restriction applicable to me or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Corporation of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 11(d).

(iv) I acknowledge that regardless of any other term or condition of this Section 11(d), the Agent will not be liable to me for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 11(d). The Agent is a third-party beneficiary of this Section 11(d).

(vi) I hereby agree that if I have signed the Grant Notice at a time that I am in possession of material non-public information, unless I inform the Corporation in writing within five business days following the date I cease to be in possession of material non-public information that I am not in agreement with the provisions of this Section 11(d), my not providing such written determination shall be a determination and agreement that I have agreed to the provisions set forth in this Section 11(d) on such date as I have ceased to be in possession of material non-public information.

(vii) This Section 11(d) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of my Award have been satisfied.

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12. TAX CONSEQUENCES. The Corporation has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Corporation) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

13. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Corporation with respect to the Corporation’s obligation, if any, to issue shares or other property pursuant to this Award Agreement. You shall not have voting or any other rights as a stockholder of the Corporation with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you pursuant to Section 6 of this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Corporation. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Corporation or any other person.

14. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

CORPORATION:	Minerva Neurosciences, Inc.
Attn: Counsel
1601 Trapelo Road, Suite 284
Waltham, MA 02451

PARTICIPANT:	Your address as on file with the Corporation at the time notice is given

15. HEADINGS. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

16. ADDITIONAL ACKNOWLEDGEMENTS. You hereby consent and acknowledge that:

(a) The future value of your Award is unknown and cannot be predicted with certainty. You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this Award or diminution in value of this Award and you irrevocably release the Corporation, its Parents and Subsidiaries and, if applicable, your employer, if different from the Corporation, from any such claim that may arise.

(b) The rights and obligations of the Corporation under your Award shall be transferable by the Corporation to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Corporation’s successors and assigns.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Corporation to carry out the purposes or intent of your Award.

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(d) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Corporation under the Plan and this Award Agreement shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(g) Neither the Corporation nor any Subsidiary or Affiliate shall be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement.

17. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan as if the Award had been granted under the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Corporation and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Corporation.

18. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Corporation or any Parent or Subsidiary except as such plan otherwise expressly provides. The Corporation expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Corporation or any Parent or Subsidiary.

19. CHOICE OF LAW. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

20. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Corporation’s Insider Trading Policy and the Corporation’s Blackout Policy.

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22. AMENDMENT. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Corporation. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Plan Administrator by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Plan Administrator reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23. COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following your death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)

24. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, the Corporation and any other Parent or Subsidiary for the exclusive purpose of implementing, administering and managing your Award. You understand that the Corporation and (as applicable) any Parent or Subsidiary may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Award.

You understand that the Personal Data may be transferred to the Agent other third parties assisting in the implementation, administration and management of the Award, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Award, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon vesting of the Award. You understand that the Data will be held only as long as is necessary to implement, administer and manage your Award. You understand that, if you

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reside outside the United States, you may, at any time, view the Data, request additional information about the storage and processing of the Data, request any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent or later seek to revoke your consent, your employment status or Service or career with the Corporation will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you restricted stock units or other Awards or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

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This Award Agreement shall be deemed to be signed by the Corporation and the Participant upon the signing or electronic acceptance by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

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